Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-143035, 333-188254, 333-227367, 333-255467, and 333-256210) on Forms S-8 and (Nos. 333-239013 and 333-266462) on Forms S-3 of our reports dated February 24, 2023, with respect to the consolidated financial statements of Synovus Financial Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 24, 2023